Shareholder Letter Q2 2022

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Dear Shareholders, In Short: • Second quarter was strong: Both top and bottom lines came in ahead of expectations, with IFP at $458m, Net Loss at $68m and Adjusted EBITDA loss at $50m. • Cross-Sells trended up: 23% of sales in Q2 were from cross-sells and upsells. • Loss Ratio trended down: Gross loss ratio improved 10% in two quarters. Leading indicators show profitable loss ratios for recent cohorts. • Path to profitability: Our customers & products continue to season; we expect returns from earlier investments will soon outstrip costs of new ones. Accordingly, peak losses are expected this quarter (Q3 22), and EBITDA is expected to improve thereafter, through to profitability. • Fully funded: We’ve moderated our growth spend and hiring pace, and expect our existing capital to suffice until we’re profitable. • Metromile acquisition closed: In return for approximately $145m in stock, we received a business with over $155m in cash, over $110m in IFP, a second insurance entity with 49 state licenses, and data from half a billion road trips. In Full: As noted above, our top and bottom lines came in ahead of our expectations. This belies the global financial picture, and it is noteworthy that one would struggle to detect the macroeconomic downturn based on our internal dashboards. This is less a credit to Lemonade than a reflection of the fact that we operate in an industry that is largely impervious to recessions, supply chain interruptions, and bear markets - and that we have a diversified portfolio of products and regions that enable us to offset local issues through rebalancing. Our screens are showing strong demand, marketing efficiency 3 ahead of plan, operational efficiencies continuing their ascent, and loss ratios continuing their descent. There are, nevertheless, two areas where the macro impacts our business more directly: inflation and cost of capital. $5 Per Gallon We addressed the inflationary pressures in our previous quarterly letter, and ballooning costs will remain a topic of concern as long as they persist, as they will for any business with regulatory constraints on price changes. We believe we’ve taken appropriate measures to mitigate this threat - including about 100 rate filings in the past 12 months - and indeed are seeing their impact in our moderating loss ratio. Nevertheless, inflation-induced mismatches of rate and risk are liable to recur, and we will continue to be vigilant and responsive. Which brings us to the heightened cost of capital. Our last major capital raise was in January 2021, and in the intervening months we’ve seen our cost of capital increase by about one order of magnitude - a direct corollary of what has happened to ‘growth stocks’ during this period. Fortunately, we were well capitalized entering the downturn, so this heightened cost of capital has not had a first-order impact on our business. In recent months we have made adjustments to our plan, with the goal of ensuring we are never forced to raise capital. In the service of this goal, we have moderated our growth spend and hiring pace, with three notable consequences: 1. Our EBITDA for 2022 will be materially better than previous guidance. We guided to ($280m - $265m) on a standalone basis, and are now guiding to ($245m - $240m) on a consolidated basis. (As a point of reference, Metromile’s EBITDA was approximately ($45m) for H1 22.) 4

2. Our IFP at the end of 2022 will also be materially better than previous guidance, though below what might have been expected on a consolidated basis. We guided to $535-$545m on a standalone basis, and are now guiding to $610-$615m on a consolidated basis. (As a point of reference, Metromile ended H1 22 with IFP of $113m.) 3. We plan to manage our capital to achieve profitability without requiring a further infusion of capital. Three bits of color commentary: The first thing to note is that we’re not changing course - we’re changing pace. We will continue to execute on our strategy, just at a moderated clip. We like to analogize our situation to setting out on a long drive with a full tank of gas. When gas is cheap, you drive the speed limit. That means burning more gas per mile, and probably refueling en route, but you get to where you’re going much sooner. In other words, you optimize for miles per hour (MPH). When gas is at $5 per gallon, on the other hand, you’d do well to slow to 50MPH. You’ll cover the same stretch of road in time, but by taking longer to get there you will expend about 40% less gas, foregoing the need for a pit stop. When gas is dear, you optimize for miles per gallon (MPG). That’s the change we have made: in response to the sharp increase in our ‘gas’ costs, we’ve shifted from optimizing for MPH to MPG, and expect to make the journey without needing to refuel. The second is that we can effectively deploy far more capital than this moderated plan will in fact see us deploy - just not at today’s cost of capital. So while we're changing gears to achieve profitability without further fundraising, that is not the same as committing to never fundraise. Our 5 capital deployment plan is responsive to the cost of capital, and should the latter become more favorable, we will adjust the former accordingly. The third thing to note is that we still anticipate solid double digit growth for as far as the eye can see. As with actual MPG optimization, so too with our business: going too slow is as inefficient as going too fast. Insurance is a business that thrives at scale, and so even as we optimize for cash rather than growth, we will continue to see growth too. Metromile Speaking of miles and driving, we’re thrilled to have closed our acquisition of Metromile 12 days ago. We spent approximately $145m-worth of stock on this acquisition, and in return we’ve received nearly 100,000 new customers, over $110m of additional IFP, over $155m in cash and cash equivalents, a second insurance entity with 49 state licenses, and precision data from about half a billion road trips. Downturns have their upsides. We explained the strategic impact of these at the time the deal was announced, adding that beyond collapsing time and flattening risk, this deal also “makes for significant efficiencies… the combined entity can provide more and perform better with fewer resources than the two companies would on a standalone basis.” Accordingly, Lemonade has onboarded about 80% of Metromile’s staff, in recognition of the synergies the deal offers. The closing of the Metromile transaction changes our product mix significantly. Renters now comprise about a third of our book, down from almost a half, while Car jumped from 1% to 20% overnight. In the coming months we have our work cut out for us. A few of our big rock items are: • Integrating the Metromile team • Transitioning the Metromile data and tech stack • Harnessing Metromile’s data to leapfrog Car pricing, LTV predictions, and underwriting accuracy 6

During this transitional time, and until we can offer a unified Lemonade Car experience, we expect to expend little-to-no marketing dollars on acquiring new customers to Metromile. Accordingly, we anticipate Car to represent a somewhat declining portion of our book in H2, given the natural churn inherent in the business.

Cross-sells & Upsells

The closing of the Metromile transaction opens seven more markets in which we can soon bundle Car & Home, and further launches are in the works. While these developments will take several quarters to fully hit their stride, their value-unlock may prove significant in time.

The growing impact of cross-sells and upsells, however, is by no means limited to markets with Lemonade Car. In Q2, 21% of *non-Car* sales were cross-sells or upsells, and the trend line is of a strong up-and-to-the-right progression:



Percent of sales, *excluding Car,*
that were cross-sells or upsells
17%
18%
19%
21%
Q3 21
Q4 21
Q1 22
Q2 22

The continued rollout of Car, though, promises to spike these numbers. In Illinois, where we've been selling Lemonade Car for a few quarters, **36% of *all* Lemonade sales in Q2 were cross or upsells**, and Annual Dollar Retention (ADR) was 93%.

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Path to Profitability We are fast approaching the tipping point where the return on our earlier investments outstrips the costs of new investments. It's not just that more and more of our sales are zero-cost cross-sells or upsells, it's also that more and more of our book consists of seasoned products and customers. The upshot is that even as we continue to launch new products in new territories to new customers, we have turned a corner. We expect our losses to peak this quarter (Q3), and to continue to shrink thereafter, charting a clear path to profitability. Importantly, this phase-change, from growing losses to shrinking losses, is occurring naturally. It as an outgrowth of sticking to our strategy through the years where our book was small and new, and our investments were disproportionately high. The business, in other words, is doing what it was designed to do. We plan to hold an Investor Day in November 2022 during which we will more fully unpack our path to profitability, and show the leading indicators we use to run our business on a day-by-day, product-by-product basis. These are driven by our machine learning models, that lay bare the dynamics underlying our business, and offer helpful (and promising) predictions for its future. For a preview of how we use machine learning models, let's consider our loss ratio. 8

Lifetime Loss Ratio At 86%, our Q2 gross loss ratio still shows the strains of inflation, though it also shows a trajectory of steady improvement (Q4 21' was 96%, Q1 22' down to 90%). We expect this favorable trend to continue across our pre- Metromile product lines in the coming quarters. Along with much of the auto insurance industry, Metromile has experienced a few quarters of elevated loss ratios. As Metromile now represents about 20% of our book, we estimate this mix shift will add about 3-5% of loss ratio to our total book in the coming quarters. Two things to note. The first is that given extant rate filings and non-rate actions, we expect the loss ratio of our expanded Car book to follow a downward trajectory similar to the rest of our business. The second is that, as our guidance attests, we don't expect Metromile's heightened loss ratio to delay our peak losses, nor to materially slow our improving EBITDA. So much for our statutory loss ratio. Going deeper, the second quarter saw the launch of our 6th generation Lifetime Value machine learning model ("LTV6"). This is our most advanced, credible, nuanced and precise LTV prediction model to date (a synthesis of several models, to be precise). For each customer we on board, LTV6 offers a prediction of their likelihood to churn, claim, and cross sell - and from these it derives a predicted lifetime value. This is the projected net stream of dollars, discounted for the time value of money, from each customer (i.e., all premiums, minus all claims, adjusted for net present value). Once they reach statistical significance, each product, each market, and each campaign is likewise scored using LTV6. After adding the customer acquisition cost (CAC) into the formula, the resultant LTV/CAC, together with the CAC Payback Period, determine which product, market, and campaign receives the incremental dollar spend. 9

LTV6 marks a significant improvement over LTV5. It comprises machine learning and deep learning models using almost a million parameters, incorporates state-of-the-art CAT (natural catastrophes) models, and it was trained on Lemonade's ballooning, proprietary, and highly textured data. The release of a new LTV model is a significant event within our company. With each generational improvement, we feel like we're taking possession of the latest NASA telescope, allowing us to see further, and with greater fidelity than anyone has ever been able to before. The applications of these insights can be immediate and, often, far reaching. For example, LTV6 flagged that many homeowner policies in California, that LTV5 scored favorably and appeared to enjoy compelling marketing efficiency, would actually prove loss making over time. Conversely, LTV6 showed that much of our Pet business promises to be more profitable than LTV5 assessed. Accordingly, in Q2 we dramatically slowed our California homeowners business in several locals, while accelerating our Pet book across most states. Where does that show up in our Q2 GAAP metrics? Nowhere. Lagging indicators can only expose such mismatches after the damage is done. It is machine learning predictions that offer the leading indicators needed to identify issues before they materialize. The systems we have in place both capture the data needed to train our neural networks, and are architected to act on their outputs in real time. We're not aware of any other insurer who has these capabilities, and they are difficult to graft onto a company that wasn't built with this as a core design principle. Anecdotes like the Home vs. Pet rebalancing are now daily fare at Lemonade, and they happen at a much finer resolution and higher velocity than any one case study suggests. This example, though, suffices to illustrate two points: The first is that being multi-product/multi-market/multi-channel affords us strategic optionality. We have the flexibility to adapt quickly, shifting 10 resources from one product or market to another, and from one marketing campaign or channel to the next. The second is that for a fast growing and developing business like Lemonade, lagging indicators and leading indicators often commend opposing actions, and the leading indicators are almost always right. Coming back to loss ratios. One of the component models of LTV6 predicts the lifetime loss ratio of each customer. As the term suggests, this anticipates how much each customer will pay in premiums, and how much they will cost in claims, dividing the one by the other. As you'd expect from a probabilistic model, the outputs can be hit-or-miss for any individual customer, but when you total them all up they become highly predictive. It is this predicted loss ratio, rather than the rear view mirror kind, that we use in managing our business. Why the preference for a prognostic lifetime loss ratios over the traditional kind? Simply put, our company is evolving too fast to rely primarily on a feedback loop that lags as much as statutory loss ratios do. To put some dimensionality around this: it was only one year ago, in June 2021, that our AI models were credible enough to be allowed into production. That model - LTV4 - was trained on data from the almost four years we'd been in business at that point. Yet, in the 12 months since then, we have handled twice as many claims as we did in those first 4 years combined. During those same 12 months, we also pushed 12,000 software builds into production. When the flywheel spins this fast, whatever snapshot a statutory loss ratio reveals, it is of a state of affairs that no longer exists. As Wayne Gretzky taught, we must "skate to where the puck is going to be, not where it has been." And conventional loss ratios don't merely lag, they also paper over another important artifact of our fast growing books. 11

Customers' loss ratios tend to be highest early on. In our experience, it takes two years, on average, for a customer's actual loss ratio to intersects their lifetime loss ratio. Thereafter, their losses tend to be lower than their lifetime loss ratio. So far, so unremarkable. What is remarkable, though, is that 73% of Lemonade's premiums in Q2 were from customers who have been with us less than 24 months. For incumbents it's the other way around: the overwhelming majority of their customer are comfortably beyond their second anniversary. A health check that fails to account for this, will yield an unduly grim prognosis. It follows that, for companies like Lemonade, traditional loss ratios can send a distorted signal, an outdated one, or both. To be clear, that's not an argument for dismissing loss ratios, but rather for understanding them more deeply. That’s where our machine learning comes in. By using big data and machine learning to predict lifetime loss ratios, we time- shift a 'lifetime' of future data into the present, allowing us to optimize our current business for the longtime. This is in stark contrast to traditional loss ratios. These also time-shift data to the present, but they do so from the past rather than from the future. That’s a material difference. 12

With that by way of context, below is LTV6's prediction of the lifetime loss ratio of each cohort we onboarded in the past 18 months: You can see why we are increasingly confirmed in our view that the business we are writing today will prove profitable, even if lagging indicators take a few years to fully reflect this. Indeed, it is this deep understanding of our loss ratios that gives us the confidence to reiterate our expectation that our business will operate on a multi-year average loss ratio below 75%. In a deep sense, it already is. Reinsurance Two years ago we entered into a quota sharing reinsurance program which has served us incredibly well. As of July 1, 2022, we’re ceding 55% of gross premiums to this same program - down from 75% when we instantiated the program. As we noted in our Shareholder Letter one year ago when we started stepping down the percentage we cede, “as our business grows and diversifies - lowering our book's volatility - we plan to gradually reduce the portion of premium that we cede over time.” 13

A 55% cession is stage-appropriate for us, as our current IFP is more than 4x where it was two years ago, and we’ve diversified in the intervening years, growing from a monoline business to a multi-product, multi-geography business. As was the case until now, we continue to purchase assorted per- risk reinsurance, with a view to mitigating volatility and risk concentration. We expect to continue to revisit our quota-share and other reinsurance agreements regularly in order to optimize our capital efficiency and concentration exposure. Note that Metromile's business is not included in Lemonade’s extant quota share agreements, and is reinsured via SwissRe and Mapfre (both also partners of Lemonade). Metromile’s existing 30% quota share program will remain in effect through June 30, 2023, at which time we expect to roll this part of our business under our Lemonade-wide reinsurance structure. Please also note that changes in cessions to reinsurers can produce sharp changes in our reported GAAP Revenue (as ceded premiums are excluded from Revenue), without any corresponding shift in the fundamentals of our business. For this reason we look to IFP as our key top line metric. 14

Q2 2022 Results, KPIs and Non-GAAP Financial Measures In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 54% to $457.6 million as compared to the second quarter of 2021, primarily due to a 31% increase in the number of customers as well as a 18% increase in premium per customer. Customers Customer count increased by 31% to 1,579,936 as compared to the second quarter of 2021. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $290 at the end of the second quarter, up 18% from the second quarter of 2021. This is primarily due to an increasing prevalence of multiple policies per customer, growth in the overall average policy value, and the continued shift of our business mix toward products with higher average policy values. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 83% at the end of the quarter, up 1% from both the first quarter of 2022 and the second quarter of 2021. Gross Earned Premium Second quarter gross earned premium of $106.8 million increased by $39.9 million or 60% as compared to the second quarter of 2021, primarily due to the increase of in force premium earned during the quarter. 15

Revenue Second quarter revenue of $50.0 million increased by $21.8 million or 77% as compared to the second quarter of 2021, primarily due to the increase of gross earned premium during the quarter, and to a lesser extent, a reduction in the proportion of earned premium ceded to reinsurers. Gross Profit Second quarter gross profit of $11.3 million increased by $1.5 million or 15% as compared to the second quarter of 2021, primarily due to an overall increase in total revenue in the period. Adjusted Gross Profit Second quarter adjusted gross profit of $17.5 million increased by $4.7 million or 37% as compared to the second quarter of 2021, primarily due to an increase in total revenue in the period. Adjusted gross profit is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. Operating Expense Total operating expense, excluding net loss and loss adjustment expense, in Q2 increased by $18.8 million to $86.9 million as compared to the $68.1 million in the second quarter of 2021. The increase was primarily driven by increased investment in advertising and employee-related expenses to support our continued growth and expansion, which impacted sales & marketing, technology development and general and administrative expense lines. 16

Net Loss Net loss in Q2 was $67.9 million, or $(1.10) per share, as compared to $55.6 million, or $(0.90) per share, in the second quarter of 2021. Adjusted EBITDA Adjusted EBITDA loss of $50.3 million increased by $9.9 million as compared to the second quarter of 2021, primarily due to increased operating expenses. Adjusted EBITDA is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $1.0 billion at June 30, 2022 as compared to $1.1 billion as of December 31, 2021, primarily reflecting the $79.7 million of net cash used in operations since December 31. As of June 30, 2022, approximately $194.8 million in cash, cash equivalents, and investments, was held in accounts owned by our US and Dutch insurance company subsidiaries, and our Dutch insurance holding company, which are restricted by statute as to the amount of dividends they may pay without the prior approval of their respective regulatory authorities. 17

Key Operating and Financial Metrics Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 ($ in millions, except Premium per customer) ($ in millions, except Premium per customer) Customers (end of period) 1,579,936 1,206,172 1,579,936 1,206,172 In force premium (end of period) $ 457.6 $ 296.8 $ 457.6 $ 296.8 Premium per customer (end of period) $ 290 $ 246 $ 290 $ 246 Annual dollar retention (end of period) 83% 82% 83% 82% Total revenue $ 50.0 $ 28.2 $ 94.3 $ 51.7 Gross earned premium $ 106.8 $ 66.9 $ 202.8 $ 123.1 Gross profit $ 11.3 $ 9.8 $ 21.5 $ 11.7 Adjusted gross profit $ 17.5 $ 12.8 $ 33.8 $ 17.8 Net loss $ (67.9) $ (55.6) $ (142.7) $ (104.6) Adjusted EBITDA $ (50.3) $ (40.4) $ (107.7) $ (81.7) Gross profit margin 23% 35% 23% 23% Adjusted gross profit margin 35% 45% 36% 34% Ratio of Adjusted Gross Profit to Gross Earned Premium 16% 19% 17% 14% Gross loss ratio 86% 74% 88% 96% Net loss ratio 90% 80% 90% 98% 18

Guidance The acquisition of Metromile closed on July 28, and thus our guidance for the remainder of the year includes the financial impact of Metromile for approximately 2/3 of the third quarter, and a full quarter impact in the fourth quarter. Third Quarter 2022 We expect, including the impact of Metromile beginning on July 28: • In force premium at September 30 of $595 - $600 million • Gross earned premium of $127 - $129 million • Revenue of $63 - $65 million • Adjusted EBITDA loss of ($74) - ($69) million • Stock-based compensation expense of approximately $16 million • Capital expenditures of approximately $3 million • Weighted total common shares outstanding of approximately 67 million Full Year 2022 We expect, including the impact of Metromile beginning on July 28: • In force premium at December 31 of $610 - $615 million • Gross earned premium of $476 - $480 million • Revenue of $236 - $239 million • Adjusted EBITDA loss of ($245) - ($240) million • Stock-based compensation expense of approximately $60 million • Capital expenditures of approximately $10 million • Weighted total common shares outstanding of approximately 70 million A full reconciliation of adjusted EBITDA guidance to net loss on a forward- looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment 19 income, and other transactions that we consider to be unique in nature, all of which are adjustments to adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures for the second quarter 2022 in the reconciliation tables at the end of this letter. 20

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this letter to shareholders are adjusted gross profit, Ratio of Adjusted Gross Profit to Gross Earned Premium, and adjusted EBITDA. We define adjusted EBITDA as net loss excluding interest expense, income tax expense, depreciation, amortization, stock-based compensation, net investment income, and other transactions that we consider to be unique in nature. We exclude these items from adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently. We define adjusted gross profit as gross profit excluding net investment income, plus fixed costs and overhead associated with our underwriting operations including employee-related costs and professional fees and other, and depreciation and amortization allocated to cost of revenue. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred in the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress toward profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. We define Ratio of Adjusted Gross Profit to Gross Earned Premium as the ratio of adjusted gross profit to gross earned premium. The Ratio of Adjusted Gross Profit to Gross Earned Premium measures the relationship between the underlying business volume and gross economic benefit generated by our 21 underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this letter to shareholders have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted gross profit and adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non- GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. 22

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this letter to shareholders. This letter to shareholders also includes key performance indicators, including customers, in force premium, premium per customer, annual dollar retention, gross earned premium, gross loss ratio and net loss ratio. We define customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform. We define in force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects less than 2% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without 23 adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. We define premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third- party insurance partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. We define annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. 24

Gross earned premium is the earned portion of our gross written premium. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. 25

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its second quarter 2022 financial results and business outlook during a teleconference on August 9, 2022, at 8:00 AM ET. The conference call (access code 643 352) can be accessed toll-free at 1-844-200-6205, or at 1-929-526-1599. A live audio webcast of the call will also be available simultaneously at https://investor.lemonade.com Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://investor.lemonade.com About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US and the EU replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade gives unused premiums to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, Germany, the Netherlands, and France, and continues to expand globally. For more information, please visit www.lemonade.com, and follow Lemonade on Twitter or Instagram. 26

Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com Forward-looking statement safe harbor This letter to shareholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this letter to shareholders that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance, including our financial outlook for the third quarter of 2022 and the full year 2022, our expectations related to the acquisition of Metromile, our average multi-year loss ratio, our industry, business strategy, plans, goals and expectations concerning our market position, future operations and other financial and operating information. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of losses and the fact that we may not achieve or maintain profitability in the future; our ability to retain and expand our customer base; the fact that the “Lemonade” brand may not become as widely known as incumbents’ brands or the brand may become tarnished; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; the novelty of our business model and its unpredictable efficacy and susceptibility to unintended consequences; the possibility that we could be forced to modify or eliminate our Giveback, which could undermine our business model; the examinations and other targeted investigations by our primary and other state insurance regulators that could result in adverse examination findings and necessitate remedial actions; our limited operating history; our ability to manage our growth 27 effectively; the impact of intense competition in the segments of the insurance industry in which we operate on our ability to attain or increase profitability; the unavailability of reinsurance at current levels and prices, which could limit our ability to write new business; our ability to renew reinsurance contracts on comparable duration and terms to those currently in effect; our exposure to counterparty risks as a result of reinsurance; the loss of personal customer information, damage to our reputation and brand, or harm to our business and operating results as a result of security incidents or real or perceived errors, failures or bugs in our systems, website or app; our actual or perceived failure to protect customer information and other data, respect customers’ privacy, or comply with data privacy and security laws and regulations; our ability to comply with extensive insurance industry regulations and the need to incur additional costs or devote additional resources to comply with changes to existing regulations; our exposure to additional regulatory requirements specific to other vertical markets that we enter or have entered, including car, pet and life insurance, and the need to devote additional resources to comply with these regulations; the ability of Lemonade to successfully integrate Metromile’s operations, product lines and technology; the ability of Lemonade to implement its plans, forecasts and other expectations with respect to Metromile’s business after the completion of the transaction and realize additional opportunities for growth and innovation; the ability of Lemonade to realize the anticipated synergies from the transaction in the anticipated amounts or within the anticipated timeframes or cost expectations or at all; the ability to maintain relationships with Lemonade’s and Metromile’s respective employees, customers, other business partners and governmental authorities; and the other risks, uncertainties and important factors contained and identified;and our inability to predict the lasting impacts of COVID-19 to our business in particular, and the global economy generally. These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K filed with the SEC on March 1, 2022 and in our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder 28 letter. Any such forward-looking statements represent management’s beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. 29

Condensed Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts, unaudited Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 Revenue Net earned premium $ 31.2 $ 16.3 $ 58.6 $ 30.1 Ceding commission income 15.5 10.6 29.5 19.6 Net investment income 1.2 0.2 2.1 0.4 Commission and other income 2.1 1.1 4.1 1.6 Total revenue 50.0 28.2 94.3 51.7 Expense Loss and loss adjustment expense, net 28.1 13.0 52.5 29.5 Other insurance expense 9.7 5.2 18.8 10.0 Sales and marketing 37.0 33.1 75.3 62.2 Technology development 17.8 14.0 34.7 21.1 General and administrative 22.4 15.8 50.6 29.9 Total expense 115.0 81.1 231.9 152.7 Loss before income taxes (65.0) (52.9) (137.6) (101.0) Income tax expense 2.9 2.7 5.1 3.6 Net loss $ (67.9) $ (55.6) $ (142.7) $ (104.6) Other comprehensive loss, net of tax Unrealized loss on investments in fixed maturities (4.5) (0.2) (18.8) (0.1) Foreign currency translation adjustment (5.5) 0.3 (6.6) 1.0 Comprehensive loss $ (77.9) $ (55.5) $ (168.1) $ (103.7) Per share data: Net loss per share attributable to common stockholders—basic and diluted $ (1.10) $ (0.90) $ (2.31) $ (1.72) Weighted average common shares outstanding— basic and diluted 61,816,225 61,444,958 61,757,722 60,643,764 30

Condensed Consolidated Balance Sheets $ in millions, except per share amounts As of June 30, December 31, 2022 2021 (Unaudited) Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $698.4 million and $696.8 million as of June 30, 2022 and December 31, 2021, respectively) $ 674.1 $ 691.4 Short-term investments (cost: $85.9 million and $110.4 million as of June 30, 2022 and December 31, 2021, respectively) 85.9 110.4 Total investments 760.0 801.8 Cash and cash equivalents 199.6 270.6 Premium receivable, net of allowance for credit losses of $2.2 million and $1.6 million as of June 30, 2022 and December 31, 2021, respectively 147.6 127.0 Reinsurance recoverable 110.3 89.8 Prepaid reinsurance premium 168.9 149.6 Deferred acquisition costs 7.4 6.2 Property and equipment, net 13.2 11.7 Intangible assets 0.6 0.6 Other assets 53.3 53.2 Total assets $ 1,460.9 $ 1,510.5 Liabilities and Stockholders' Equity Unpaid loss and loss adjustment expense $ 122.9 $ 97.9 Unearned premium 241.6 207.7 Trade payables 1.3 1.0 Funds held for reinsurance treaties 119.2 103.1 Deferred ceding commission 42.1 36.5 Ceded premium payable 21.0 18.7 Other liabilities and accrued expenses 63.7 57.4 Total liabilities 611.8 522.3 Contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized; 61,867,577 and 61,660,996 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively — — Additional paid-in capital 1,582.5 1,553.5 Accumulated deficit (704.6) (561.9) Accumulated other comprehensive loss (28.8) (3.4) Total stockholders' equity 849.1 988.2 Total liabilities and stockholders' equity $ 1,460.9 $ 1,510.5 31

Condensed Consolidated Statements of Cash Flows $ in millions, unaudited Six Months Ended June 30, 2022 2021 Cash flows from operating activities: Net loss $ (142.7) $ (104.6) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation 3.1 1.7 Stock-based compensation 28.0 18.0 Amortization of discount on bonds 4.6 — Provision for bad debt 3.6 2.3 Changes in operating assets and liabilities: Premium receivable (24.2) (24.4) Reinsurance recoverable (20.6) (15.7) Prepaid reinsurance premium (19.3) (29.0) Deferred acquisition costs (1.2) (1.4) Other assets (0.3) (1.5) Unpaid loss and loss adjustment expense 25.0 18.4 Unearned premium 33.9 42.2 Trade payables 0.3 (0.1) Funds held for reinsurance treaties 16.1 15.5 Deferred ceding commissions 5.6 7.7 Ceded premium payable 2.3 5.0 Other liabilities and accrued expenses 6.1 9.4 Net cash used in operating activities (79.7) (56.5) Cash flows from investing activities: Proceeds from short-term investments sold or matured 81.5 — Proceeds from bonds sold or matured 53.7 — Cost of short-term investments acquired (57.3) — Cost of bonds acquired (60.3) (64.6) Purchases of property and equipment (4.6) (4.7) Net cash provided by (used in) investing activities 13.0 (69.3) Cash flows from financing activities: Proceeds from Follow-on Offering, net of underwriting discounts and commissions and offering costs — 640.3 Proceeds from stock exercises 1.0 7.8 Net cash provided by financing activities 1.0 648.1 Effect of exchange rate changes on cash, cash equivalents and restricted cash (5.3) (1.0) Net (decrease) increase in cash, cash equivalents and restricted cash (71.0) 521.3 Cash, cash equivalents and restricted cash at beginning of period 270.6 571.4 Cash, cash equivalents and restricted cash at end of period $ 199.6 $ 1,092.7 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 2.7 $ 1.1 32

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 ($ in millions) Total revenue $ 50.0 $ 28.2 $ 94.3 $ 51.7 Adjustments: Loss and loss adjustment expense, net $ (28.1) $ (13.0) $ (52.5) $ (29.5) Other insurance expense (9.7) (5.2) (18.8) (10.0) Depreciation and amortization (0.9) (0.2) (1.5) (0.5) Gross profit $ 11.3 $ 9.8 $ 21.5 $ 11.7 Gross profit margin (% of total revenue) 23% 35% 23% 23% Adjustments: Net investment income $ (1.2) $ (0.2) $ (2.1) $ (0.4) Employee-related expense 4.3 1.7 8.2 3.4 Professional fees and other 2.2 1.3 4.7 2.6 Depreciation and amortization 0.9 0.2 1.5 0.5 Adjusted gross profit $ 17.5 $ 12.8 $ 33.8 $ 17.8 Adjusted gross profit margin (% of total revenue) 35% 45% 36% 34% 33

Ratio of Adjusted Gross Profit to Gross Earned Premium The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented: Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 ($ in millions) Numerator: Adjusted gross profit $ 17.5 $ 12.8 $ 33.8 $ 17.8 Denominator: Gross earned premium $ 106.8 $ 66.9 $ 202.8 $ 123.1 Ratio of Adjusted Gross Profit to Gross Earned Premium 16% 19% 17% 14% Adjusted EBITDA The following table provides a reconciliation of adjusted EBITDA to net loss for the periods presented: Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 ($ in millions) Net loss $ (67.9) $ (55.6) $ (142.7) $ (104.6) Adjustments: Income tax expense $ 2.9 $ 2.7 $ 5.1 $ 3.6 Depreciation and amortization 1.5 0.8 3.0 1.7 Stock-based compensation 13.9 11.9 28.0 18.0 Transaction costs 0.5 — 1.0 — Net investment income (1.2) (0.2) (2.1) (0.4) Adjusted EBITDA $ (50.3) $ (40.4) $ (107.7) $ (81.7) 34

Supplemental Financial Information $ in millions, unaudited Stock-based compensation Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 Loss and loss adjustment expense, net $ 0.6 $ 0.5 $ 1.2 $ 0.7 Other insurance expense 0.5 0.2 0.8 0.4 Sales and marketing 1.7 1.3 3.2 2.4 Technology development 5.8 6.8 11.2 7.5 General and administrative 5.3 3.1 11.6 7.0 Total stock-based compensation expense $ 13.9 $ 11.9 $ 28.0 $ 18.0 Written and Earned Premium Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 Gross written premium $ 126.1 $ 89.5 $ 236.7 $ 165.3 Ceded written premium (87.9) (66.5) (163.5) (122.1) Net written premium $ 38.2 $ 23.0 $ 73.2 $ 43.2 Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 Gross earned premium $ 106.8 $ 66.9 $ 202.8 $ 123.1 Ceded earned premium (75.6) (50.6) (144.2) (93.0) Net earned premium $ 31.2 $ 16.3 $ 58.6 $ 30.1 35

Historical Operating Metrics

$ in millions except Premium per customer

	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021	Jun. 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022
Customers (end of period)	814,160	941,313	1,000,802	1,096,618	1,206,172	1,363,754	1,427,481	1,504,197	1,579,936
In force premium (end of period)	$155.1	$188.9	$ 213.0	$ 251.7	$ 296.8	$ 346.7	$ 380.1	$ 419.0	$ 457.6
Premium per customer (end of period)	$ 190	$ 201	$ 213	$ 229	$ 246	$ 254	$ 266	$ 279	$ 290
Annual dollar retention (end of period)	73%	76%	79%	81%	82%	82%	82%	82%	83%
Total revenue	$ 29.9	$ 17.8	$ 20.5	$ 23.5	$ 28.2	$ 35.7	$ 41.0	$ 44.3	$ 50.0
Gross earned premium	$ 35.3	$ 42.9	$ 50.0	$ 56.2	$ 66.9	$ 79.6	$ 89.3	$ 96.0	$ 106.8
Gross profit	$ 5.4	$ 7.3	$ 7.5	$ 1.9	$ 9.8	$ 11.7	$ 7.8	$ 10.2	$ 11.3
Adjusted gross profit	$ 7.0	$ 9.3	$ 9.5	$ 5.0	$ 12.8	$ 15.2	$ 12.6	$ 16.3	$ 17.5
Net loss	$ (21.0)	$ (30.9)	$ (33.9)	$ (49.0)	$ (55.6)	$ (66.4)	$ (70.3)	$ (74.7)	$ (67.9)
Adjusted EBITDA	$ (18.2)	$ (27.6)	$ (29.7)	$ (41.3)	$ (40.4)	$ (51.3)	$ (51.2)	$ (57.4)	$ (50.3)
Gross profit margin	18%	41%	37%	8%	35%	33%	19%	23%	23%
Adjusted gross profit margin	23%	52%	46%	21%	45%	43%	31%	37%	35%
Ratio of Adjusted Gross Profit to Gross Earned Premium	20%	22%	19%	9%	19%	19%	14%	17%	16%
Gross loss ratio	67%	72%	73%	121%	74%	77%	96%	90%	86%
Net loss ratio	70%	65%	76%	120%	80%	81%	98%	89%	90%

36

Appendix to the Q2 2022 Shareholder Letter

Customers (in ‘000s) In Force Premium ($s in m) 31% 48% YoY growth 54%91% 814 1,206 1,580 Q2 20 Q2 21 Q2 22 $155.1 $296.8 $457.6 Q2 20 Q2 21 Q2 22 $190 $246 $290 Q2 20 Q2 21 Q2 22 Premium Per Customer 18% 29% * = Appendix p.2

Gross Earned Premium (“GEP”) ($s in m) Revenue (1) ($s in m) $29.9 $28.2 $50.0 Q2 20 Q2 21 Q2 22 77%(6%) YoY growth $35.3 $66.9 $106.8 Q2 20 Q2 21 Q2 22 60% 90% (1) Our ‘proportional reinsurance’ agreements went into effect at the beginning of Q3 20, increasing the proportion of premium that is ceded. Appendix p.3

Loss Ratio Gross Loss Ratio (1) Net Loss Ratio (1) (1) We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium, and net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. Appendix p.4 82% 78% 73% 72% 67% 72% 73% 121% 74% 77% 96% 90% 86% 74% 71% 69% 72% 70% 65% 76% 120% 80% 81% 98% 89% 90% Q2 19 Q3 19 Q4 19 Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Q3 21 Q4 21 Q1 22 Q2 22

Gross Profit ($s in m) Gross Profit Margin 15%81% 18% 35% 23% Q2 20 Q2 21 Q2 22 YoY growth Appendix p.5 $5.4 $9.8 $11.3 Q2 20 Q2 21 Q2 22

Adj. Gross Profit (1) ($s in m) Ratio of Adj. Gross Profit to GEP $7.0 $12.8 $17.5 Q2 20 Q2 21 Q2 22 37%83% (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". 23% 45% 35% Q2 20 Q2 21 Q2 22 YoY growth Appendix p.6

($16.1) ($33.1) ($37.0) ($30.1) ($68.1) ($86.9) Q2 20 Q2 21 Q2 22 Other insurance expense Sales and marketing Technology development General and administrative Operating Expenses (1) ($s in m) (1) Represents total expense less loss and loss adjustment expense, net. Appendix p.7

Net Loss ($s in m) Adj. EBITDA (1) ($s in m) (25%)(122%) YoY growth (22%) (165%) (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Appendix p.8 ($21.0) ($55.6) ($67.9) Q2 20 Q2 21 Q2 22 ($18.2) ($40.4) ($50.3) Q2 20 Q2 21 Q2 22

Guidance (2) ($s in m)Q3 2022 Full Year 2022 $595 $600 $127 $129 $63 $65 ($74) ($69) ($245) ($240) $236 $239 $476 $480 $610 $615 Low High Low High In Force Premium (as of end of period) Gross Earned Premium Revenue Adj. EBITDA (1) (1) Adj. EBITDA is a non-GAAP metric. A full reconciliation of Adj. EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment income, and other transactions that we consider to be unique in nature, all of which are adjustments to Adj. EBITDA. We estimate that stock-based compensation for the third quarter and full year 2022 is approximately $16m and $60m, respectively. Appendix p.9